Exhibit 5.1

[Letterhead of Dechert]

November 14, 2002

Constar International Inc.
One Crown Way
Philadelphia, PA 19154

Re: Form S-1 Registration Statement (Reg. No. 333-88878)

Gentlemen and Ladies:

We have acted as counsel to Constar International Inc., a Delaware corporation (“Constar”), Constar, Inc., a Pennsylvania corporation (“Constar, Inc.”), BFF Inc., a Delaware corporation (“BFF”), DT, Inc., a Delaware corporation (“DT”), Constar Plastics, LLC, a Delaware limited liability company (“Constar Plastics”) and Constar Foreign Holdings, Inc., a Delaware corporation (“Foreign Holdings” and together with Constar, Inc., BFF, DT and Constar Plastics, each a “Guarantor” and collectively the “Guarantors”) in connection with the preparation and filing by Constar and the Guarantors of the Registration Statement on Form S-1 (Registration No. 333-88878) originally filed on May 23, 2002 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and as subsequently amended by amendments thereto filed on July 3, 2002, July 12, 2002, September 6, 2002, October 17, 2002, November 4, 2002, November 12, 2002 and an amendment to be filed today (the “Registration Statement”), relating to the proposed sale by Crown Cork & Seal Company, Inc. (“Crown”) of 12,000,000 shares (the “Crown Shares”), of Common Stock, par value $.01 per share, of Constar (“Common Stock”), the grant to the underwriters of the option to purchase up to 1,500,000 shares of Common Stock (the “Option Shares,” and with the Crown Shares, the “Shares”), the proposed issuance by Constar of up to $175,000,000 of Senior Subordinated Notes due 2012 (the “Notes”), which will be sold to the respective underwriters named in the Registration Statement pursuant to the Underwriting Agreements filed as Exhibit 1.1 to the Registration Statement (the “Equity Underwriting Agreement”) and Exhibit 1.2 to the Registration Statement (the “Debt Underwriting Agreement”), and the Guarantors’ guarantees of the Notes (the “Note Guarantees”). The Notes are to be issued pursuant to the terms of an Indenture substantially in the form filed as Exhibit 4.1 to the Registration Statement (the “Indenture”) between Constar and Wells Fargo Bank Minnesota, N.A., as Trustee.

We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the following opinion:

1. The Shares are validly issued, fully paid and nonassessable.

Constar International Inc.
November 14, 2002

2. When (i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act, (ii) the Pricing Committee of Constar’s Board of Directors approves the terms of the Notes, including the price at which the Notes are to be sold to the underwriters pursuant to the Debt Underwriting Agreement, and other matters relating to the issuance and sale of the Notes, (iii) the Indenture and the Debt Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto, (iv) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the prospectus for the Notes included in the Registration Statement, and (v) the Notes have been duly executed and delivered to and paid for by the underwriters as contemplated by the Debt Underwriting Agreement, the issuance and sale of the Notes will have been duly authorized, and the Notes will constitute legal, valid and binding obligations of Constar, enforceable against Constar in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors’ rights generally or debtors’ obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3. The Note Guarantees have been duly authorized by each respective Guarantor, and when (i) the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act, (ii) the Pricing Committee of Constar’s Board of Directors approves the terms of the Notes, including the price at which the Notes are to be sold to the underwriters pursuant to the Debt Underwriting Agreement, and other matters relating to the issuance and sale of the Notes, (iii) the Indenture and the Debt Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto, (iv) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the prospectus for the Notes included in the Registration Statement, (v) the Notes have been duly executed and delivered to and paid for by the underwriters as contemplated by the Debt Underwriting Agreement and (vi) the Note Guarantees have been duly executed by the Guarantors, the Note Guarantees will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors’ rights generally or debtors’ obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the United States, the State of New York and the Commonwealth of Pennsylvania, and we express no opinion concerning the laws of any other jurisdiction.

Constar International Inc.
November 14, 2002

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectuses contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert